PLAN OF CONVERSION

BY WHICH

Z YACHTS, LLC.

(A FLORIDA LIMITED LIABILITY COMPANY)

WILL MERGE WITH AND INTO

Z YACHTS, INC.

(A NEVADA CORPORATION)

COMPANY REORGANIZATION AND CHANGE OF CORPORATE JURISDICTION

This Plan of Conversion is made effective and dated this day of April 8, 2005, by and between the above referenced entities, sometimes referred to herein as the "Constituent Entity" and the "Resulting Entity", respectively.

I.  RECITALS

A.   The Parties to this Agreement:

1.

Z Yachts, LLC (the "Constituent Entity") is a Florida Limited Liability Company. The Constituent Entity is managed exclusively by all of its Members.

2.

Z Yachts, Inc. (the "Resulting Entity") is a Nevada Corporation, having been created on behalf of the Constituent Entity for the purposes of reorganizing the Company's structure and shifting jurisdiction of incorporation from Florida to Nevada.

B.   The Capital of the Parties:

1.

The Capital of the Constituent Entity consists of total of three (3) Members, each holding one-third Ownership Interests totaling $3,000 in contributions.

2.

The Capital of the Resulting Entity consists of 50,000,000 shares of common voting stock of $0.001 par value authorized, of which no shares have been or are issued or outstanding.

C.   The Decision to Convert to a Nevada Corporation:

Member Approval: The affairs of the Constituent Entity are managed exclusively by all of its Members, as provided for in the Constituent Entity's Articles of Organization and Operating Agreement. Resolutions containing the description of this Plan of Conversion were approved by Unanimous Written Consent of the Members, at a meeting of the Members of the Constituent Entity held on March 7, 2005.

All Members have resolved, accordingly, to merge and relocate the place of incorporation, by means of the following conversion, by which the Constituent Entity will merge with and into the Resulting Entity incorporated in the State of Nevada.

II. PLAN OF CONVERSION

A.   Changing the Place of Incorporation:

The Constituent Entity (Florida) and the Resulting Entity (Nevada) are hereby converted for the purposes of reorganizing the company structure and jurisdiction of incorporation of the Constituent Entity; such that immediately following the Conversion the Florida Limited Liability Company will become a Nevada Corporation.

1.

The Constituent Entity: Z Yachts, LLC, of Florida will merge with and into and thereafter be Z Yachts, Inc., of Nevada. The Constituent Entity will retain its company's personality and will continue its business uninterrupted, in and through, and only in and through the Nevada Corporation.

2.

Conversion of Outstanding Shares: Z Yachts, LLC, will cancel all of its Member Ownership Interests and allot new corporate Common Voting Shares from its Resulting Entity, Z Yachts, Inc. The Resulting entity has 50,000,000 shares of authorized Common Stock to issue at $0.001 par value, and the Member Ownership Interests of the Constituent Entity will be exchanged for the initial 18,000,000 issuance of Common Voting Shares from the Nevada Corporation, in direct proportion to the percentage of membership interest currently owned by all of the Members.

3.

Effective Date: This Plan of Conversion shall become effective immediately upon approval and adoption by Corporate parties hereto, in the manner provided by the law of its place of incorporation and its corporate forms that are required to be filed, the time of such effectiveness being called the effective date hereof.

4.

Surviving Corporations: Z Yachts, Inc., shall survive the reorganization after the Conversion, while maintaining the operational history of Z Yachts, LLC, before the Conversion, and with the management, duties and relationships to its investors unchanged by the Conversion and with all of its property unchanged.

5.

Further Assurance, Good Faith and Fair Dealing: the Members and Officers of each Entity shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and in good faith with each other and with each shareholders.

THIS PLAN OF CONVERSION is executed on behalf of each Corporation by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its corporate governance documents.

Z Yachts, LLC	Z Yachts, Inc.
(An Florida Limited Liability Company)	(A Nevada Corporation)

By: /s/ James F Weller	By: /s/ James F. Weller
James F. Weller, Member	James F. Weller, President

By: /s/ Gina Weller	By: /s/ Gina Weller
Gina Weller, Member	Gina Weller, Secretary & Treasurer

By: /s/ Jason Eck	By: /s/ Jason Eck
Jason Eck, Member	Jason Eck, Director

SCHEDULE A

MEMBER NAME	LLC % of Ownership Interest Held	VALUE	EXCHANGED FOR:
			COMMON SHARES

James F. Weller	33 1/3%	$1,000	6,000,000

Gina Weller	33 1/3%	$1,000	6,000,000

Jason Eck	33 1/3%	$1,000	6,000,000

	100%	$3,000	18,000,000